*                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 SCHEDULE 13G/A



                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )*



                               Boss Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.25 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    1011B1017
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

CUSIP No. 1011B1017                                           Page 2 of 8 pages

      2030 Investors LLC
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      93-1130579
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)[X]
                                                                    (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Oregon
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER

                           0
NUMBER OF              ---------------------------------------------------------
SHARES                 6   SHARED VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON      0
WITH                   ---------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER

                           0
                       ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 *
--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
 * Included shares owned directly by Ellison C. Morgan, as trustee of the Ellison C. Morgan; Ellison C. Morgan, as trustee of the 2030 Investors 401(k); Lee Morgan and Jessie Morgan.

                                       13G

CUSIP No. 096434105                                           Page 3 of 8 pages


      Ellison C. Morgan
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)[X]
                                                                    (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER

                           0
NUMBER OF              ---------------------------------------------------------
SHARES                 6   SHARED VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON      0
WITH                   ---------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER

                           0
                       ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 *
--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
 * Included shares owned directly by Ellison C. Morgan, as trustee of the Ellison C. Morgan; Ellison C. Morgan, as trustee of the 2030 Investors 401(k); Lee Morgan and Jessie Morgan.

                                       13G

CUSIP No. 096434105                                           Page 4 of 8 pages


      Ellison C. Morgan Revocable Trust
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)[X]
                                                                    (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER

                           0
NUMBER OF              ---------------------------------------------------------
SHARES                 6   SHARED VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON      0
WITH                   ---------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER

                           0
                       ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 *
--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
 * Included shares owned directly by Ellison C. Morgan, as trustee of the Ellison C. Morgan; Ellison C. Morgan, as trustee of the 2030 Investors 401(k); Lee Morgan and Jessie Morgan.

                                       13G

CUSIP No. 096434105                                           Page 5 of 8 pages


      2030 Investors 401(k)
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)[X]
                                                                    (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER

                           0
NUMBER OF              ---------------------------------------------------------
SHARES                 6   SHARED VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON      0
WITH                   ---------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER

                           0
                       ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 *
--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
 * Included shares owned directly by Ellison C. Morgan, as trustee of the Ellison C. Morgan; Ellison C. Morgan, as trustee of the 2030 Investors 401(k); Lee Morgan and Jessie Morgan.

Item 1.                                                       Page 6 of 8 pages

     (a) Name of Issuer                     Boss Holdings, Inc.

     (b) Address of Issuer's                221 West First Street, Suite 330
          Principal Executive Offices       Kewanee, IL 61443
                                            Telephone: 309-856-8068


Item 2.

     (a) Name of Person Filing              2030 Investors, LLC

     (b) Address of Principal Business      1211 SW Fifth Avenue, Suite 2250
          Office or, if none, Residence     Portland, OR 97204
                                            Telephone: 503-223-4884

     (c) Citizenship                        Oregon

     (d) Title of Class of Securities       Common Stock

     (e) CUSIP Number                       1011B1017

Item 3. None

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  0

     (b)  Percent of class:  0

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:  0

          (ii)  Shared power to vote or to direct the vote:  0

          (iii) Sole power to dispose or to direct the disposition of:  0

          (iv)  Shared power to dispose or to direct the disposition of:  0

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

         This statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than 5% of the class of securities.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable

                                                              Page 7 of 8 pages

Item 8.  Identification and Classification of Members of the Group.

         See Agreement attached as Exhibit A.

Item 9.  Notice of Dissolution of a Group.

         Not Applicable

Item 10. Certifications.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above sold in the ordinary course of business and not for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not sold in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 9, 2004


2030 Investors, LLC

By: /s/ Ellison C. Morgan
    ------------------------------------
     Ellison C. Morgan, Managing Member

/s/ Ellison C. Morgan
----------------------------------------
Ellison C. Morgan

/s/ Ellison C. Morgan
----------------------------------------
Ellison C. Morgan, Trustee of the
Ellison C. Morgan Revocable Trust

/s/ Ellison C. Morgan
----------------------------------------
Ellison C. Morgan, Trustee of
2030 Investors 401(k)

                                                              Page 8 of 8 pages

                                                                       Exhibit A

                                  AGREEMENT

     2030 Investors, LLC (the "LLC"), Ellison C. Morgan ("Morgan"), individually and as trustee of the Ellison C. Morgan Revocable Trust (the "Trust") and as trustee of 2030 Investors 401(k) (the "401(k)") hereby agree to file a joint statement on Schedule 13G/A under the Securities Exchange Act of 1934 (the "Act") in connection with their beneficial ownership of common stock issued by Boss Holdings, Inc.

     LLC and Morgan state that the LLC, Morgan, the Trust and the 401(k) are each entitled to individually use Schedule 13G/A pursuant to Rule 13d-1(c) of the Act.

     LLC and Morgan, individually and as trustee of the Trust and the 401(k) are each responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but are not responsible for the completeness or accuracy of the information concerning the others.

     Dated this 9th day of February, 2004.

2030 Investors, LLC

By: /s/ Ellison C. Morgan
    ----------------------------------
    Ellison C. Morgan, Managing Member


/s/ Ellison C. Morgan
--------------------------------------
Ellison C. Morgan


/s/ Ellison C. Morgan
--------------------------------------
Ellison C. Morgan, Trustee of the
Ellison C. Morgan Revocable Trust


/s/ Ellison C. Morgan
--------------------------------------
Ellison C. Morgan, Trustee of
2030 Investors 401(k)